EXHIBIT 2.1

                     ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (including its schedules, the "Agreement") is made as of the ____ day of November, 1997 by and among THE GAUNTLET AT ST. JAMES PLANTATION, LLC, a North Carolina limited liability company ("Purchaser"), THE GAUNTLET AT ST. JAMES, INC., a North Carolina corporation (formerly known as Longview Golf Corporation) ("Seller"), BRASSIE GOLF CORPORATION, a Delaware corporation ("Brassie"), and CANADIAN PT LIMITED PARTNERSHIP, a North Carolina limited partnership ("Canadian PT") (Brassie and Canadian PT are hereinafter referred to collectively as the "Shareholders"). HOMER E. WRIGHT, JR., INC., a North Carolina corporation, joins in this Agreement solely for the purposes set forth in Section 11.12 hereof.

                            WITNESSETH:

      WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller those assets of Seller known and operated as The Gauntlet at St. James, for the purchase price and upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties hereinafter set forth, the parties hereto agree as follows:

                             ARTICLE I

                            DEFINITIONS

      In addition to the other terms defined in this Agreement, the following terms will have the definitions indicated:

      1.1 Accounts Payable shall mean the trade accounts payable incurred by Seller in the ordinary course of the Business and unpaid as of the Closing Date, as specifically identified and listed on Schedule 4.4(c) hereto.

      1.2 Accounts Receivable shall mean all of Seller's accounts receivable related to the Business and less than 90 days old as of the Closing Date, including receivables in connection with the golf course, golf shop and clubhouse operations, and membership dues, as specifically identified and listed on Schedule 4.4(a) hereto.

      1.3 Assignment and Assumption Agreement shall mean the assignment and assumption agreement between Purchaser and Seller in the form of Exhibit 3 hereto.

      1.4 Assumed Agreements shall mean the 1990 Contract and the other contracts, agreements and leases related to the Business that Purchaser shall assume, as specifically identified and listed on Schedules 4.10(a) and 4.10(b) hereto.
                               - 8 -

      1.5 Balance Sheet Date shall mean September 30, 1997.

      1.6 Bill of Sale shall mean the general warranty bill of sale and assignment in the form of Exhibit 2 hereto, dated as of the Closing Date, evidencing the transfer from Seller to Purchaser of the Purchased Assets.

      1.7 Business shall mean the business sometimes known as "The Gauntlet at St. James," "The Gauntlet Golf and Country Club," and/or other similar names, which Business is owned and operated by Seller within or adjacent to the development known as St. James Plantation in Brunswick County, North Carolina, including a golf course, practice range, clubhouse, swimming pool, tennis courts and other buildings and improvements;

      1.8 Cash shall mean all of Seller's cash on hand at the Real Property as of the Closing Date;

      1.9 Closing shall mean the closing of the transactions contemplated by this Agreement.

      1.10 Closing Date shall mean November 13, 1997 or such other date as may be mutually agreed upon by the parties hereto.

      1.11 Closing Report shall mean a report, in the form of Schedule 1.11 hereto, to be delivered by Seller to Purchaser as of the Closing Date setting forth the respective amounts of the Accounts Receivable, Inventory, Cash, Prepaid Expenses, Accounts Payable, Prepaid Membership Dues and Prepaid Customer Accounts as of the Closing Date, all such accounts and items to be valued in accordance with Section 3.3 hereof.

      1.12 Club Documents shall mean the Bylaws of The Gauntlet Club in St. James Plantation dated January 25, 1991, the Golf Rules and Regulations dated June 1, 1996 and the Tennis Rules and Regulations dated June 1, 1996, copies of which were previously delivered to Purchaser.

      1.13 Deed shall mean a North Carolina general warranty deed dated as of the Closing Date, conveying fee simple title to the Real Property to Purchaser, subject only to the Permitted Exceptions.

      1.14 Equipment shall mean all of Seller's machinery, equipment, furniture, fixtures and vehicles, including spare parts and supplies therefor, located at or used in connection with the Business, including all of the items listed on
Schedule 4.8 hereto.

      1.15 Escrow Agent shall mean James R. Prevatte, Jr., Esq., or any successor agent appointed pursuant to the terms of the Escrow Agreement.

      1.16 Escrow Agreement shall mean that certain agreement among Purchaser, Seller and the Escrow Agent dated as of the Closing Date in the form of Exhibit 4 hereto.

      1.17 Financial Statements shall mean the balance sheets of the Business and related statements of income and cash flows at and for the two fiscal years ended December 31, 1995 and December 31, 1996 and at and for the interim period ended September 30, 1997, which were previously delivered to Purchaser and are in the form previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement.

      1.18 GAAP shall mean generally accepted accounting principles set forth in the Statements of Financial Accounting Standards and Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research bulletins, as in effect from time to time.

      1.19 Intangible Assets shall mean any and all intangible assets owned or used by Seller in connection with the Business including, without limitation, copyrights, trademarks, trade names, service marks, customer, member and vendor lists and records, accounts receivable records, accounts payable records, prepaid expenses records and other records related to the Business and the Purchased Assets, including all of those intangible assets listed on Schedule
4.9 hereto.

      1.20 Inventory shall mean all of the inventories of goods, materials and all other inventories of Seller, so classified in accordance with GAAP, less than 365 days old as of the Closing Date and related to or held in connection with the Business, including materials on hand to be used to maintain the condition of the golf course, including all of that inventory listed on Schedule
4.7 hereto.

      1.21 Lien shall mean any mortgage, deed of trust, pledge, security interest, title retention agreement, tax lien, charge, option, adverse claim, title defect, escrow, right of first refusal, indenture, easement, license, contract or encumbrance of any kind.

      1.22 Other Documents shall mean any and all agreements, statements, certificates, schedules, opinions, instruments and other documents required or contemplated hereunder or under any of the Related Agreements.

      1.23 Permitted Exceptions shall mean Liens existing of record in the Brunswick County Registry prior to, or created pursuant to, that General Warranty Deed dated October 1, 1990 from Homer E. Wright, Jr., Inc. to Longview Golf Corporation.

      1.24 Person shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, public body or government.

      1.25 Prepaid Expenses shall mean all deposits and prepaid expenses of Seller with respect to the Business as of the Closing Date, but only to the extent that such deposits and prepaid expenses are transferrable to Purchaser, as specifically identified and listed on Schedule 4.4(b) hereto.

      1.26 Prepaid Customer Accounts shall mean the unearned portion of all payments received by Seller for goods and services to be provided to customers after the Closing, including customer payments in advance and outstanding rain checks and gift certificates, as specifically identified and listed on Schedule 4.4(e) hereto.

      1.27 Prepaid Membership Dues shall mean the unearned portion of all prepaid membership dues and fees received by Seller prior to the Closing, as specifically identified and listed on Schedule 4.4(d) hereto.

      1.28 Real Property shall mean all of Seller's land, buildings, fixtures and any other improvements thereon located within or adjacent to the development known as St. James Plantation in Brunswick County, North Carolina, together with all appurtenant rights and easements and all buildings and improvements located thereon, including, without limitation, all of that real property described on
Schedule 1.28 hereto.

      1.29 Related Agreements shall mean the Deed, the Escrow Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

      1.30 1990 Contract shall mean that Contract dated September 8, 1990 between Homer E. Wright, Jr., Inc., a North Carolina corporation, and Longview Golf Corporation, a North Carolina corporation (which subsequently changed its name to The Gauntlet at St. James, Inc.), as amended by that Amendment to Contract dated March 18, 1992, related to the construction, development and management of a golf course, tennis courts, a clubhouse and other facilities on portions of the Real Property.

                            ARTICLE II

                  PURCHASE OF AND SALE OF ASSETS

      2.1 Purchased Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all liabilities and Liens (other than Permitted Exceptions), and Purchaser shall purchase and acquire from Seller, the following assets that are owned by Seller on the Closing Date or in which Seller has any right, title or interest on the Closing Date (collectively, the "Purchased Assets"):

           (a)  Real Property;

           (b)  Equipment;

           (c)  Inventory;

           (d)  Accounts Receivable;

           (e)  Prepaid Expenses;

           (f)  Cash;

           (g)  rights and benefits under the Assumed Agreements;

           (h)  Intangible Assets;

           (i) to the extent their transfer is permitted by the terms thereof and applicable law, all permits, franchises, approvals and authorizations by governmental authorities or third parties required in connection with the ownership or possession of the Purchased Assets or the operation of the Business;

           (j) books and records or copies thereof, whether in physical, electronic or other media, related to the Purchased Assets or the Business or the employees of Seller to whom Purchaser makes offers of employment; and

           (k) goodwill associated with the Business and the right to carry on the Business as a going concern.

      2.2 Assumed Liabilities. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date and simultaneously with the transfer, conveyance and assignment to Purchaser of the Purchased Assets, Purchaser shall assume the Accounts Payable, the obligations of Seller accruing after the Closing with respect to the Prepaid Membership Dues and Prepaid Customer Accounts, and the obligations of performance accruing after the Closing under the Assumed Agreements.

      2.3 Excluded  Liabilities.  Except to the extent specifically set forth in
Section 2.2 above, Purchaser shall assume no liabilities or obligations of Seller, whether absolute, contingent, known or unknown, determinable or not determinable or otherwise, or whether relating to the Purchased Assets or the Business or otherwise, and Seller shall retain all such liabilities and obligations, including, without limitation, the following:

           (a) any obligations of Seller under any note or evidence of indebtedness;

           (b) any obligations of Seller under this Agreement or any liability of Seller arising from any breach of obligations hereunder or of any representation or warranty hereunder;

           (c) any liabilities or obligations of Seller arising by reason of any violation of federal, state or local law or any rule, regulation or other requirement of any governmental authority occurring prior to the Closing, including, without limitation, any environmental, health, safety or employment laws or regulations;

           (d) any liabilities for any income taxes imposed by reason of the sale or conveyance of the Purchased Assets to Purchaser, it being understood and agreed that Purchaser will not be deemed to be Seller's transferee with respect to any such income tax liability;

           (e) except as specifically provided in Section 3.5 hereof with respect to ad valorem taxes, any liability of Seller in respect of any amount of federal, state, local or foreign taxes (including, without limitation, ad valorem, franchise, payroll or sales and use taxes and any interest, penalties and additions to such taxes imposed by virtue of the operations of their businesses prior to the Closing), whether arising before, at or after the Closing;

           (f) any liability or obligation of Seller for breach of contract, breach of warranty, or similar claim arising from products or services sold by Seller prior to the Closing and any other claims by customers and vendors arising from circumstances existing prior to the Closing or any liability or obligation of Seller for products liability claims arising from products or services sold by Seller prior to the Closing;

           (g) any obligation or liability of any kind under any employee benefit plan maintained currently or in the past by Seller, or under any employee benefit plan or agreement which Seller has any present or future obligation or liability or under which any of its employees has any present or future rights;

           (h) any liability arising in connection with the employment of any person by Seller, including (i) accrued vacation and bonuses, (ii) severance, settlement and noncompetition payments, (iii) sick leave, payroll and other compensation, (iv) insurance, continued insurance and COBRA benefits, (v) bonus plans and other employee benefit plans, programs and policies, (vi) taxes related to any of the foregoing, and (vii) any other liabilities and obligations of Seller with respect to its current, retired, deceased, disabled or former employees or their survivors or beneficiaries;

           (i) any liability of Seller for environmental claims and any contingent or undisclosed liabilities of Seller arising from circumstances existing prior to the Closing;

           (j) any liability of Seller in respect of injury to or death of any person or damage to or destruction of property occurring prior to the Closing;

           (k) any liability arising or accruing under any contract or agreement not included in the Assumed Agreements; and

           (l) any liability of Seller arising after the Closing.

                            ARTICLE III

                    PURCHASE PRICE AND CLOSING

      3.1 Purchase Price. The purchase price for the Purchased Assets shall be $2,875,000, subject to adjustment as hereinafter provided (the "Purchase Price").

      3.2 Payment of the Purchase Price. The Purchase Price shall be paid as follows: (i) upon execution of this Purchase Agreement by Purchaser, payment by Purchaser of an earnest money deposit in the amount of $50,000 (the "Earnest Money Deposit") to be held in escrow by James R. Prevatte, Jr., Esq. until Closing and recording of the Deed, at which time it shall be paid to Seller, or as otherwise provided in
Section 3.8; (ii) upon Closing and recording of the Deed, payment to Seller of the balance of the Purchase Price in immediately available funds; and (iii) assumption by Purchaser of the Accounts Payable pursuant to the Assignment and Assumption Agreement.

      Based on the Closing Report, a Purchase Price adjustment shall be calculated by taking (a) the sum of the values of Cash, Accounts Receivable, Inventory and Prepaid Expenses, and subtracting (b) the sum of the values of Accounts Payable, Prepaid Membership Dues and Prepaid Customer Accounts, such values to be determined in accordance with Section 3.3 hereof (the "Purchase Price Adjustment"). The Purchase Price shall be increased by the amount of any positive Purchase Price Adjustment or decreased by the amount of any negative Purchase Price Adjustment and paid or credited at Closing.

      3.3 Valuation of Certain Items. Accounts Receivable shall be valued at fair market value. Prepaid Expenses shall be valued at face value, but only to the extent that the same are transferrable to Purchaser and for which Purchaser shall have the right to receive the benefit thereof. Accounts Payable, Prepaid Membership Dues and Prepaid Customer Accounts shall be valued at face value. Inventory shall be valued at cost, but only to the extent that the same is saleable or usable in the ordinary course of the Business. Such values shall be set forth in the Closing Report.

      3.4 The Closing. The Closing shall take place at the offices of James R. Prevatte, Jr., Southport, North Carolina on the Closing Date, or on such other date as Seller and Purchaser may agree. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered. The transfer of the Purchased Assets to, and assumption of the Assumed Agreements by, Purchaser shall be deemed effective as of the Closing Date; provided, however, that Purchaser assumes no risks and shall have no liability with respect to the Purchased Assets unless the Closing shall have occurred. At the Closing, subject to all of the terms and conditions of this Agreement:

           (a) Seller shall deliver to Purchaser the duly executed Deed, together with a no-lien affidavit and/or lien waivers as may be required for Purchaser to obtain the title insurance described in Section 8.11 hereof.

           (b) Seller shall deliver to Purchaser the duly executed Bill of Sale.

           (c) Seller and Purchaser shall execute and deliver to each other the Assignment and Assumption Agreement.

           (d) Seller shall deliver to Purchaser, in form and substance satisfactory to Purchaser, such consents from third parties as Purchaser may deem necessary or advisable to effect any assignment or transfer described in Section 2.1 hereof.

           (e) Seller shall deliver to Purchaser (i) a certificate of existence of Seller from the North Carolina Secretary of State as of a recent date,
      (ii) a copy of the Articles of Incorporation of Seller, and all amendments thereto, certified by the North Carolina Secretary of State as of a recent date, (iii) a copy of the Bylaws of Seller and all amendments thereto,
      (iv) resolutions of the shareholders and board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby and thereby, and (v) original signatures of its incumbent officers, in each case certified by its Secretary or Assistant Secretary.

           (f) Seller shall deliver to Purchaser (i) a certificate of good standing of Brassie from the Delaware Secretary of State as of a recent date, (ii) a copy of the Certificate of Incorporation of Brassie, and all amendments thereto, certified by the Delaware Secretary of State as of a recent date, (iii) a copy of the Bylaws of Brassie and all amendments thereto, (iv) resolutions of the board of directors of Brassie authorizing the execution, delivery and performance of this Agreement, the sale of assets by Seller as provided for herein, and the consummation of the transactions contemplated hereby, and (v) original signatures of its incumbent officers, in each case certified by its Secretary or Assistant Secretary.

           (g) Seller shall deliver to Purchaser evidence satisfactory to Purchaser of the existence, good standing and authority of Canadian PT and its General Partner, North Carolinian PT, Inc., as of a recent date.

           (h) Seller shall deliver to Purchaser, in a form satisfactory to Purchaser, releases of any security interests in and Liens on the Purchased Assets (other than Permitted Exceptions).

           (i) Seller shall deliver to Purchaser the Closing Report, certified as to its accuracy and completeness by the President or chief financial officer of Seller.

           (j) Seller shall deliver to Purchaser a certificate signed by its President or chief executive officer to the effect that the representations and warranties of Seller in this Agreement are true and complete on the Closing Date as if made thereon and that Seller has performed or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

           (k) Seller shall deliver to Purchaser an affidavit duly executed by Seller in compliance with Section 1445 of the United States Internal Revenue Code, as amended, and applicable regulations stating that Seller is not a "foreign person" as that term is defined in said Section 1445.

           (l) Seller shall deliver to Purchaser a duly executed amendment to the Bylaws of The Gauntlet Club providing that the Manager(s) of Purchaser shall act as the Board of Directors of The Gauntlet Club.

           (m) Seller shall deliver to Purchaser the books and records relating to the Purchased Assets and such other documents, certificates and instruments as are reasonably requested by Purchaser to effect the transactions contemplated herein.

           (n) Seller shall cause to be delivered to Purchaser an opinion of Alston & Bird LLP, counsel to Seller and Brassie, and an opinion of Kilpatrick Stockton LLP, counsel to Canadian PT, addressed to Purchaser and Purchaser's lender, Branch Banking and Trust Company, and dated as of the Closing Date, in form and content satisfactory to Purchaser and Purchaser's counsel.

           (o) Purchaser shall pay the balance of the Purchaser Price as provided in Section 3.2 hereof.

           (p) Seller, Purchaser and the Escrow Agent shall execute and deliver to each other the Escrow Agreement and Seller shall deliver $25,000 in immediately available funds to the Escrow Agent.

           (q) Purchaser shall deliver to Seller a certificate of existence of Purchaser from the North Carolina Secretary of State as of a recent date.

           (r) Purchaser shall deliver to Seller (i) a copy of the Articles of Organization of Purchaser, and all amendments thereto, certified by the North Carolina Secretary of State as of a recent date, (ii) a copy of resolutions of the Members of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby and thereby, and
      (iii) a certificate signed by its Manager to the effect that the representations and warranties of Purchaser under this Agreement are true and complete on the Closing Date as if made thereon and that Purchaser has performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

           (s) Purchaser delivers to Seller such other documents, certificates and instruments as are reasonably requested by Seller to effect the transactions contemplated herein.

           (t) Purchaser shall cause to be delivered to Seller an opinion of Schell Bray Aycock Abel & Livingston P.L.L.C., counsel to Purchaser, addressed to Seller and dated as of the Closing Date, in form and content satisfactory to Seller and Seller's counsel.

           (u) Purchaser shall direct its attorney to proceed to the Brunswick County Registry to the determine whether the status of title to the Real Property is as required by this Agreement and, if the status of title is determined to be as so required, to record the Deed.

      3.5 Prorations and Closing Costs. The following items shall be prorated and paid at Closing: (i) ad valorem taxes on the Purchased Assets shall be prorated on a calendar year basis through the Closing Date; and (ii) assessments payable by Seller to the St. James Property Owners' Association, Inc. shall be prorated through the Closing Date. All late listing penalties, if any, shall be paid by Seller at Closing. Seller shall be responsible for any documentary transfer taxes imposed by reason of the transfer of the Purchased Assets to Purchaser as provided herein and any deficiency, interest or penalty asserted with respect thereto. Purchaser shall pay the fees and costs of recording or filing the Deed. Seller shall be responsible for all utilities used on the Real Property or otherwise in connection with the Business prior to Closing and Purchaser shall be responsible for all such utilities used after Closing.

      Ad valorem taxes shall be prorated as of the Closing Date based on the current tax bills for the Purchased Assets, if then available, or if not, on the basis of the latest available tax figures and information. Should any proration be based on such latest available tax figures and information prove to be inaccurate on receipt of the tax bills for any of the Purchased Assets for the year of the Closing, either Seller or Purchaser, as the case may be, may demand at any time after the Closing payment from the other correction of such malapportionment. In addition, if after the Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for any Purchased Assets for the year of the Closing or any prior year, any additional tax payment for any Purchased Assets required to be paid with respect to the year of the Closing shall be prorated between Purchaser and Seller, and Seller agrees to pay its prorated portion of any such additional tax payment for the year of Closing, plus the entire amount of any such additional tax payment for any prior year, to Purchaser within ten days after receipt of written notice from Purchaser. If after the Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for any Purchased Assets for the year of the Closing or any prior year, any refund for any Purchased Assets with respect to the year of the Closing shall be prorated between Purchaser and Seller, and Seller shall receive the entire amount of any such refund for any prior year.

      3.6 Tax Reporting. The parties hereto agree to report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with the allocation of the Purchase Price set forth on Schedule 3.6 hereto and will file IRS Form 8594 on a basis consistent with such allocation, and no party or any of its affiliates will file a tax return or take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

      3.7  Post Closing Purchase Price Adjustment.

      (a) Purchaser and its accountants shall have sixty (60) days after the Closing in which to review and examine the Closing Report and verify the amount of the Purchase Price Adjustment. If Purchaser does not dispute the accuracy of the Closing Report by written notice to Seller within such sixty (60) day period, the Closing Report shall be deemed accepted and shall be final and binding on the parties. If following such review, Purchaser disputes the accuracy of the Closing Report, Purchaser and Seller, or each of their accountants, shall attempt to reconcile any such dispute. If such dispute has not been reconciled within thirty (30) days of Purchaser's notification to Seller of the existence of such dispute, or such longer period upon which Purchaser and Seller shall agree, they shall refer such dispute to a North Carolina certified public accountant or accounting firm on whom Purchaser's and Seller's accountants shall mutually agree to resolve the dispute (the "Referee Accountant"). Seller and Purchaser shall furnish to the Referee Accountant copies of the Closing Report and working papers and supporting detail as the Referee Accountant shall reasonably request. The decision of the Referee Accountant shall be final and binding upon all parties, absent manifest error. Seller and Purchaser each shall pay one-half of the fees and expenses of the Referee Accountant.

      (b) If the amount of the Purchase Price Adjustment, as finally determined, is greater than the amount determined pursuant to the Closing Report, then any such difference shall be paid by Purchaser to Seller in immediately available funds to an account designated in writing by Seller within thirty (30) days of such determination. If the amount of the Purchase Price Adjustment, as finally determined, is less than the amount determined pursuant to the Closing Report, then any such amount shall be refunded by Seller to Purchaser in immediately available funds to an account designated in writing by Purchaser within thirty
(30) days of such determination.

      3.8 Return of Earnest Money Deposit; Remedies. In the event that Seller does not cause this Agreement to be duly executed as of the date of this Agreement, and a fully executed copy returned to Purchaser within three (3) days after the date of this Agreement, or in the event that any of the conditions of this Agreement are not satisfied, then the Earnest Money Deposit shall be returned to Purchaser forthwith. In the event that Seller breaches this Agreement, Purchaser shall be entitled to specific performance or damages in addition to a return of its Earnest Money Deposit. In the event that Purchaser breaches this Agreement, Seller shall be entitled to the Earnest Money Deposit as liquidated damages and its sole remedy.

                            ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each of the Shareholders, jointly and severally, hereby unconditionally represents and warrants to Purchaser as follows:

      4.1  Due Organization and Authority.

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has all requisite corporate power and authority to own, operate, lease and use its properties and assets and to carry on its business as it now being conducted. Seller is not a "foreign person" as that term is defined in Section 1445 of the United States Internal Revenue Code, as amended, and applicable regulations.

      (b) Brassie is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Brassie has all requisite corporate power and authority to own, operate, lease and use its properties and assets and to carry on its business as it now being conducted.

      (c) Canadian PT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of North Carolina, and its General Partner, North Carolinian PT, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

      (d) The Shareholders hold all right, title and interest in all of the issued and outstanding shares of Seller. The shares held by Brassie represent eighty percent (80%) of the votes entitled to be cast with respect to matters requiring approval of the shareholders of Seller. The shares held by Canadian PT represent twenty percent (20%) of the votes entitled to be cast with respect to matters requiring approval of the shareholders of Seller.

      4.2. Due Authorization; Binding Obligation. Seller and each Shareholder has all necessary power and authority to execute, deliver and perform this Agreement and the Related Agreements and Other Documents to which it is a party and to consummate the transactions contemplated hereunder or thereunder. Such execution, delivery and performance has been duly authorized by all necessary action on the part of Seller and the Shareholders and no other proceedings on the part of Seller or either Shareholder are necessary to authorize this Agreement and the Related Agreements and Other Documents to which it is a party and the transactions contemplated hereunder or thereunder. This Agreement and each of the Related Agreements and Other Documents to which Seller is a party has been or will be duly executed and delivered and constitutes or will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the application of general principles of equity with respect to the availability of specific performance, injunctive relief or other equitable remedies or limiting the recovery of attorneys' fees. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Shareholders enforceable against each Shareholder in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the application of general principles of equity with respect to the availability of specific performance, injunctive relief or other equitable remedies or limiting the recovery of attorneys' fees.

      4.3  No Conflict or Violation; Consents.

      (a) Neither the execution, delivery or performance by Seller of this Agreement, the Related Agreements or the Other Documents to which Seller is a party nor the consummation of the transactions contemplated hereby or thereby will (i) contravene or violate Seller's Articles of Incorporation or bylaws,
(ii) violate, conflict with, result in a breach of, or entitle any party to terminate, or declare a default with respect to, any contract, lease, interest, judgment, order, decree, law, rule or regulation applicable to Seller or its business or to the Purchased Assets (with or without the giving of notice or the passage of time or both) or (iii) require the consent, approval or authorization of any Person. Seller is not a party or subject to or bound by any agreement, instrument, judgment, injunction or decree of any court or governmental authority that may restrict or interfere with its performance of this Agreement or any of the Related Agreements or Other Documents to which it is a party.

      (b) Neither the execution, delivery or performance by the Shareholders of this Agreement, nor the consummation of the transactions contemplated hereby will (i) contravene or violate Brassie's Articles of Incorporation or bylaws,
(ii) contravene or violate Canadian PT's agreement or certificate of limited partnership, (iii) violate, conflict with, result in a breach of, or entitle any party to terminate, or declare a default with respect to, any contract, lease, interest, judgment, order, decree, law, rule or regulation applicable to either or the Shareholders or their respective businesses (with or without the giving of notice or the passage of time or both) or (iv) require the consent, approval or authorization of any Person. Neither Shareholder is a party or subject to or bound by any agreement, instrument, judgment, injunction or decree of any court or governmental authority that may restrict or interfere with its performance of this Agreement.

      4.4 Financial Information. The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated, are in accordance with the books and records of Seller and present fairly in accordance with GAAP, as of their respective dates or the periods covered thereby, the financial condition and results of operations of the Business.
Schedule 4.4(a) is a true and complete listing of the Accounts Receivable, all of which have arisen in the ordinary course of the Business, represent valid obligations due to Seller and are enforceable in accordance with their terms.
Schedule 4.4(b) is a true and complete listing of the Prepaid Expenses, all of which have been made in the ordinary course of business and are transferrable to Purchaser. Schedule 4.4(c) is a true and complete listing of the Accounts Payable, all of which arose from bona fide transactions in the ordinary course of the Business and are not yet due and payable. Schedule 4.4(d) is a true and complete listing of the Prepaid Membership Dues. Schedule 4.4(e) is a true and complete listing of the Prepaid Customer Accounts.

      4.5 No Adverse Changes. Since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course of business in accordance with Seller's past practices (without extraordinary or unusual transactions) and Seller has not:

           (a) suffered any material damage, destruction or loss (whether or not covered by insurance) to any of the Purchased Assets;

           (b) entered into any agreement relating to the Purchased Assets, other than agreements for the purchase or sale of Inventory in the ordinary course of business;

           (c)  created or assumed any Lien on any of the Purchased Assets;

           (d) failed to perform in any material respect any obligations under any Assumed Agreement;

           (e) sold, transferred, leased or otherwise disposed of any of the Purchased Assets, except for sales of Inventory in the ordinary course of business and except for sales of other nonmaterial assets in the ordinary course of business, or canceled, compromised, waived or released any right or claim of substantial value;

           (f) instituted or made any increase in the compensation or benefits payable to any employee of the Business;

           (g) suffered any change, event or condition (including, without limitation, the loss of any customer or supplier) which has had or is likely to have a material adverse effect on the condition (financial or otherwise) of the Purchased Assets or the Business;

           (h) incurred any obligation or liability, absolute, contingent or otherwise, whether due or to become due, in connection with the Business, other than in the ordinary course of business consistent with Seller's past practices;

           (i)  made any writedown of the value of any of the Purchased Assets;

           (j) taken any action that would interfere with or prevent performance of this Agreement; or

           (k) agreed to do any of the foregoing.

      4.6 Title. Except as disclosed in the Deed, Seller has and shall convey to Purchaser at the Closing good and fee simple marketable title to all of the Purchased Assets, free and clear from all Liens other than Permitted Exceptions.

      4.7 Inventory. Schedule 4.7 is a true and complete listing of the Inventory as of the date hereof by major items (or categories of items, where appropriate). The Inventory has been recorded in the Financial Statements in accordance with GAAP.

      4.8. Equipment. Schedule 4.8 is a true and complete listing of the Equipment as of the date hereof by major items (or categories of items, where appropriate), together with a description of each item and a statement of the date of acquisition of each item (to the extent practicable).

      4.9 Intangible Assets. Schedule 4.9 sets forth all copyrights, trademarks, service marks, trade names and patents held by Seller in connection with the Business, all applications for any of the foregoing, and all permits, grants, franchises and licenses or other rights granted to or from Seller relating to any of the foregoing, and there are no other copyrights, trademarks, service marks, trade names or patents used in the Business. Seller has the right to use, free and clear of any liens, claims or rights of others, the intangible rights listed on Schedule 4.9 and, to the best of Seller's knowledge, all trade secrets, know-how, processes, technology, computer software, blueprints and designs utilized in or incident to its business as presently conducted and such use does not infringe on or otherwise violate any copyright, trademark, service mark, trade name or patent. Seller has not received any notice of any adversely held copyright, trademark, service mark, trade name or patent of any other Person or notice of any claim of any other Person relating to any of the properties set forth on Schedule 4.9. To the best of Seller's knowledge, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the loss or the impairment of any rights to the intangible rights listed on Schedule 4.9.

      4.10 Assumed Agreements.  With respect to the Assumed Agreements:

           (a) Schedule 4.10(a) is a true and accurate listing and description of all material contracts and purchase orders existing as of the date hereof for goods and services necessary in the ordinary course of the Business. Such contracts and purchase orders were entered into or made in the ordinary course of the Business consistent with Seller's past practices, are at prices and on terms no less favorable to Seller than those generally prevailing and are valid and in full force and effect.

           (b) Schedule 4.10(b) is a true and accurate listing and description of all material contracts, leases and other agreements that relate to the Purchased Assets or the Business and are used or useful in the Business. Such contracts, leases and other agreements were entered into in the ordinary course of the Business consistent with Seller's past practices and are in full force and effect.

      4.11 Customers and Suppliers. Schedule 4.11 is a true and complete list of Seller's ten largest customers and ten largest suppliers for the twelve months ended September 30, 1997, measured by dollar volume in each case. Seller has neither received notice or indication that any customer or supplier of Seller will terminate or substantially reduce its business with Seller, whether as a result of the transactions contemplated by this Agreement or otherwise, nor, to the knowledge of Seller, is there a customer or supplier of Seller that intends to so terminate or substantially reduce its business.

      4.12 Members; Club Documents. Schedule 4.12 is a true and complete list of all members of the club operated by Seller as part of the Business, including the type of membership, the status of each membership as active or inactive, and the status of each member with regard to the payment of dues, fees and charges. The Club Documents are in full force and effect, have not been amended or modified, and constitute all of the documents that create or describe the rights, privileges and conditions of membership in the club operated as part of the Business.

      4.13 Licenses and Permits; Compliance With Laws. Schedule 4.13 is a true and accurate listing and description of all licenses, permits, authorizations and approvals held by Seller in connection with the Business and/or the ownership and operation of the Purchased Assets, each of which is currently valid and in full force and effect, and Seller has delivered to Purchaser complete and accurate copies of all such licenses, permits, authorizations and approvals. Seller and the Business are in compliance in all material respects with all applicable statutes, ordinances, rules, regulations, requirements and orders of governments and governmental bodies (including but not limited to, all applicable zoning, building, and other ordinances, regulations and codes), and Seller has not received any notice asserting any noncompliance therewith.

      4.14 Litigation. There are no actions, suits or proceedings, legal (governmental or otherwise) pending or, to the knowledge of Seller, threatened against Seller and Seller has no knowledge of any basis therefor.

      4.15 Absence of Undisclosed Liabilities. There does not currently exist, and as of the Closing there will not exist, any liability or obligation of any nature or in any amount (whether known or unknown, absolute, accrued, contingent or otherwise) against any of the Purchased Assets or against Seller with respect to the Business not fully reflected on or reserved against on the latest balance sheet included in the Financial Statements, except for trade accounts payable and accrued expenses incurred after the Balance Sheet Date in the ordinary course of business consistent with Seller's past practices.

      4.16 Books and Records. The records and books of accounts of Seller relating to the Business and the Purchased Assets are substantially complete and correct in all material respects.

      4.17 Employment Related Payments. Seller has paid or accrued all wages, commissions, salaries, holiday and vacation pay, bonuses and past service claims of the employees of Seller due and payable and has made (or will be holding in trust for the beneficiaries thereof and will thereafter pay on or before the due date for payment) all proper deductions, remittances and contributions for employees' wages, commissions and salaries required under all contracts and statutes (including without limitations, health, hospital and medical insurance, group life insurance, workers' compensation, unemployment insurance, income tax, FICA taxes and the like) and wherever required by such contracts and/or statutes, all proper deductions and contributions from its own funds for such purposes. Purchaser assumes no liability for any amounts of the foregoing attributable to periods ending on or prior to the Closing which have been paid or should have been paid to or for the benefit of, or withheld from, any employee or salesman of Seller.

      4.18 Employment Matters. Seller is not a party to any collective bargaining agreement with any labor union or any local or subdivision thereof; there is no current or, to the knowledge of Seller, threatened union organizing activity among the employees of Seller; and there have been no unfair labor practice complaints or actions filed or threatened against Seller. No union representation questions relating to Seller are pending before the National Labor Relations Board or before any similar agency in any state. Seller is not and, during the three-year period prior to the date hereof Seller has not been, in violation in any material respect of any federal, state or foreign laws respecting employment, employment practices, terms and conditions of employment, wages and hours, collective bargaining, worker safety, employee insurance, unfair labor practices or the withholding and payment of FICA, Medicare and related taxes ("Employment Laws"). Schedule 4.18 is a true and complete list of Seller's employees, together with their titles or job descriptions, lengths of service, rates of compensation (regardless of form) and information as to any bonus or incentive pay, deferred or other compensation to which they are entitled or for which they are eligible and any special arrangements, oral or written, with respect to their employment. Except as described in Schedule 4.18, Seller is not a party to any employment contract, consulting contract or similar arrangement with any employee or person.

      4.19 Taxes. Seller has filed all federal, state and local tax and other returns and reports relating to the Business or the Purchased Assets required to be filed on or before the Closing; all information reported on such returns is true, accurate and complete; and Seller has paid or accrued (i) any and all taxes shown to be due on such returns and reports, including, without limitation, those due in respect of properties, income, franchises, licenses, sales and payrolls, (ii) all deficiencies and assessments of taxes of which notice has been received by Seller that are or may become payable by Purchaser as a Lien upon the Purchased Assets and (iii) all other taxes due and payable on or before the Closing for which neither filing of tax returns or reports nor notice of deficiency or assessment is required, of which Seller is or should be aware that are or may become payable by the Purchaser as a Lien upon the Purchased Assets. Seller has made all payments of estimated income tax due through the date hereof and all withholdings of tax relating to the Business or the Purchased Assets required to be made under all applicable United States, state and local tax regulations or such taxes have been accrued, reserved against and entered upon the books of Seller. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes.

      4.20 Real Property.  With respect to the Real Property:

           (a) Seller has good and marketable title to it, free and clear of all Liens other than Permitted Exceptions; Seller has received no notice and has no actual knowledge of any pending levies, Liens or special assessments to be made against it by any authority;

           (b) there are no pending or, to the knowledge of Seller, threatened, actions, suits, judgments, summons or proceedings, condemnations or sales in lieu thereof arising out of any laws of any entity or authority having jurisdiction over the Real Property;

           (c) there are no sale contracts, lease agreements, options to purchase or rights of first refusal with respect to any aspect thereof now in effect between the Seller and any party other than the Purchaser; and

           (d) all bills for labor, services, materials and utilities and all trade accounts which are in any way connected with or arise from the acquisition, development or operation thereof and any improvements located thereon are current and shall be paid in full prior to the Closing.

      4.21 Environmental Matters. Except as set forth on Schedule 4.21, with respect to environmental matters:

           (a) the ownership, use, maintenance and operation of the Real Property and the conduct of the Business by Seller is in compliance in all material respects with all applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of any governmental authorities relating to environmental matters, including by way of illustration and not by way of limitation (i) the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the

      Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act (and any amendments or extensions of any of them), and (ii) all other applicable environmental requirements;

           (b) without limiting the generality of Section 4.21(a), Seller (i) has operated the Real Property, and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous substances, petroleum products and wastes, in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations, permits and requirements, and (ii) has removed from the Real Property, including the subsurface, all hazardous substances, petroleum products and wastes and any contamination of the Real Property resulting therefrom;

           (c) Seller has neither been informed that any hazardous or toxic materials, substances, pollutants, contaminants or wastes managed by Seller have been released, nor has Seller released any of same, into the environment, or deposited, discharged, placed, recycled or disposed of at or on the Real Property or any other property (or that any condition constituting a threatened release exists), nor has Seller at any time used the Real Property as a landfill or waste disposal site;

           (d) no notice of any violation of any matter which would cause any of the representations and warranties contained in Sections 4.21(a) through 4.21(d) relating to the Real Property or its use to be false or materially misleading has been received by Seller, and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened, requiring any work, repairs, construction or capital expenditures with respect to the Real Property or otherwise relating to the ownership, use, maintenance or operation of the Real Property, nor, to the knowledge of Seller, is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed; and

           (e) there are no underground storage tanks located on the Real Property.

      4.22 Solvency; Bankruptcy Filings. Seller is solvent and has not incurred and does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and of amounts to be payable on or in respect of debts of it). Seller is neither contemplating any voluntary bankruptcy filing under federal or state bankruptcy or insolvency laws nor has Seller received any information to indicate that an involuntary bankruptcy filing may be commenced against it.

      4.23 No Brokerage. Neither Seller nor either Shareholder has incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or like payments in connection with this Agreement or the transactions contemplated hereby.

      4.24 No Misstatements or Omissions. No representation or warranty contained in this Agreement (including its schedules) or in any Related Agreement or Other Document to which Seller is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein or herein not misleading.

                             ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

      To induce Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser hereby unconditionally represents and warrants to Seller as follows:

      5.1 Due Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, operate, lease and use its properties and assets and to carry on its business as it is now being conducted.

      5.2 Due Authorization; Binding Obligation. Purchaser has all necessary corporate power and authority to make, execute, deliver and perform this Agreement and the Related Agreements and Other Documents to which it is a party and to consummate the transactions contemplated hereunder or thereunder. Such execution, delivery and performance has been duly authorized by all necessary action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and the Related Agreements and Other Documents to which it is a party and the transactions contemplated hereunder or thereunder. This Agreement and each of the Related Agreements and Other Documents to which it is a party has been or will be duly executed and delivered and constitutes or will constitute the valid and binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the application of general principles of equity with respect to the availability of specific performance, injunctive relief or other equitable remedies or limiting the recovery of attorneys' fees.

      5.3 No Conflict or Violation; Consents. Neither the execution, delivery or performance of this Agreement or the Related Agreements or Other Documents to which Purchaser is a party nor the consummation of the transactions contemplated hereby or thereby will (a) contravene or violate Purchaser's Articles of Incorporation or bylaws, (b) violate, conflict with, result in a breach of, or entitle any party to terminate, or declare a default with respect to, any contract, lease, interest, judgment, order, decree, law, rule or regulation applicable to Purchaser or its business (with or without the giving of notice or the passage of time or both), or (c) require the consent, approval or authorization of any person, firm, corporation or government entity, which consent or approval has not been obtained. Purchaser is not a party to or subject to or bound by any agreement, instrument, judgment, injunction or decree of any court or governmental authority that may restrict or interfere with its performance of this Agreement.

      5.4 No Brokerage. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or like payments in connection with this Agreement or the transactions contemplated hereby.

      5.5 No Misstatements or Omissions. No representation or warranty contained in this Agreement (including its schedules) or in any Related Agreement or Other Document to which Purchaser is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein or herein not misleading.

                            ARTICLE VI

             COVENANTS OF SELLER AND THE SHAREHOLDERS

      6.1 Delivery of Documents and Records. To the best of Seller's knowledge, Seller has delivered to Purchaser copies of all appraisals, environmental assessments, surveys, title insurance policies and attorney's title opinions in the possession or control to Seller with respect to the Purchased Assets.

      6.2 Conduct of Business. Seller and the Shareholders covenant and agree with Purchaser that, from the date hereof to the Closing, Seller will, and the Shareholders will cause Seller to:

           (a) conduct and operate the Business only in the ordinary course and in a manner consistent with prior and current business practices and operations;

           (b) use its best efforts to keep available the service of the present employees of the Business and preserve its relationships with its members, customers and suppliers;

           (c) maintain the Purchased Assets in their present state of repair and continue to carry and keep in effect its existing insurance policies or substitute policies providing substantially equivalent coverage;

           (d) maintain the books, accounts and records of the Business in a manner consistent with Seller's past practices and maintain revenues and Accounts Receivable on a normal basis, with no changes in accounting methods or procedures for billing, collections or recording of member or customer accounts receivable or reserves on doubtful accounts;

           (e) cause the Business to maintain supplies on a normal basis, and purchase inventory in accordance with past practices, without changing its purchase procedures;

           (f) cause the Business to make all normal and recurring payments with respect to bank debts, leases, contractual arrangements and other obligations, and pay other amounts due to in connection with the Business; and

           (g) duly comply in all material respects with all laws applicable to it and to the conduct of the Business.

      6.3 Negative Covenants. Seller covenants and agrees that, from the date hereof to the Closing, except with the prior written consent of Purchaser, Seller will not:

           (a) take any action or omit to take any action that would result in a breach of any of the representations and warranties set forth in Article IV hereof as if they had been made as of the Closing Date;

           (b)  amend or modify any of the Club Documents;

           (c) increase in any manner the compensation of any of the employees or agents of the Business, pay any bonuses not required by an existing program, pay or agree to pay to any of its employees any pension or retirement allowance not required by any existing plan, or enter into, extend or modify, or undertake any commitment to enter into, extend or modify any employment agreement with or for the benefit of any Person;

           (d) permit the Business to incur any material indebtedness or make any capital expenditures, or enter into any material contract, agreement or arrangement with respect to the Business, other than in the ordinary course of business;

           (e) fail to perform in any material respect any obligations under any Assumed Agreement; or

           (f) take any action that would interfere with or prevent performance of this Agreement.

      6.4 Access to Facilities, Records, Employees Etc. Between the date hereof and the Closing Date, Seller shall give or cause to be given to the authorized representatives of Purchaser full access at all reasonable times, for purposes of its due diligence investigations, to all of the Purchased Assets and to all of Seller's books, records, documents and files of every character related to the Business and the Purchased Assets and Assumed Agreements; provided, however, that Purchaser and its representatives shall use all reasonable efforts to minimize any interference with respect to such investigation on the business operations of Seller. Purchaser and its authorized representatives shall be entitled to make copies of such books, records, documents and files or other information requested by Purchaser and related to the Business. Seller shall cooperate with Purchaser in conducting such investigation and promptly upon Purchaser's request shall also provide Purchaser and its authorized representatives reasonable access to Seller's employees, customers and suppliers during normal business hours to the extent reasonably deemed by Purchaser to be necessary in connection with its due diligence investigations. Such employees shall be instructed to and such customers and suppliers shall be requested to cooperate with Purchaser and to provide such information as Purchaser and its authorized representatives may reasonably request. Purchaser shall indemnify Seller for any damage to the Purchased Assets resulting from Purchaser's due diligence investigations, which indemnity obligation shall survive the termination of this Agreement. Purchaser agrees that it will use its best efforts to cause its officers, employees, agents and representatives to keep all information obtained pursuant to such investigations confidential and to return such information promptly in the event the transactions contemplated hereby are not consummated.

      6.5 Permits and Licenses. At and/or following the Closing, Seller will execute and file any and all assignments, permit transfer applications and notices to governmental agencies, necessary to transfer to Purchaser all licenses, permits, authorizations and approvals held by Seller in connection with the Business, to the extent that the same are transferable, or to keep such licenses, permits, authorizations and approvals in full force and effect.

                            ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF SELLER

      The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

      7.1 Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement and in any Related Agreement or Other Document shall have been true and accurate as of the date when made and shall be deemed to be made again on and shall be true and accurate as of the Closing Date.

      7.2 Covenants and Conditions. Purchaser shall have duly performed and complied fully with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

      7.3 No Litigation or Governmental Proceedings. No action or proceeding shall have been instituted before any court or governmental body by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of this Agreement. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation into the consummation of this Agreement or (ii) the actual commencement of such an investigation. Purchaser shall give notice to Seller of any such intent, investigation or inquiry promptly upon receipt of notice of its occurrence.

      7.4 Execution and Delivery Requirements. Purchaser shall have satisfied its execution and delivery requirements for the Closing as set forth in Section
3.4 hereof.

                           ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF PURCHASER

      The obligations of Purchaser under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

      8.1 Purchaser's Financing. All conditions imposed by Purchaser's lender with respect to Purchaser's financing of the acquisition of the Purchased Assets shall have been satisfied.


      8.2 InspectionPurchaser shall have completed to its satisfaction, in its sole discretion, its due diligence investigation of the Purchased Assets and the Business, including without limitation, any environmental investigations deemed necessary by Purchaser, and confirmation that Seller has in force and Purchaser will be able to reasonably assume or obtain all licenses, permits, approvals and authorizations to operate the Purchased Assets and the Business.

      8.3 Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement and in any Related Agreement or Other Document shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and shall be true and accurate in all material respects as of the Closing Date.

      8.4 Covenants and Conditions. Seller shall have duly performed and complied fully with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

      8.5 No Litigation or Governmental Proceedings. No action or proceeding shall have been instituted before any court or governmental body by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of this Agreement. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation into the consummation of this Agreement or (ii) the actual commencement of such an investigation. Seller shall give notice to Purchaser of any such intent, investigation or inquiry promptly upon receipt of notice of its occurrence.

      8.6 Consents and Approvals. All consents, approvals, authorizations and filings required to be obtained or made for the valid and effective transfer to Purchaser of the Purchased Assets and the Assumed Agreements and consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained or made.

      8.7 No Adverse Change. There shall have been no material adverse change in the Business or Purchased Assets (financial or otherwise) since the Balance Sheet Date.

      8.8 Licenses and Permits. All assignable licenses and permits necessary for the conduct of the Business shall have been assigned to Purchaser effective as of the Closing Date, with all necessary consents to permit Purchaser to operate the business of Seller under such permits and licenses.

      8.9 Termination of Liens. All Liens on the Purchased Assets other than Permitted Exceptions shall have been terminated pursuant to written instruments in form and substance reasonably satisfactory to Purchaser.

      8.10 Survey. Purchaser shall have obtained a satisfactory survey of the Real Property showing no Liens other than the Permitted Exceptions.

      8.11 Title Insurance. Purchaser shall have obtained a commitment for the issuance of an owner's title insurance policy insuring Purchaser's title in the Real Property as good, valid and marketable fee simple title, free and clear of all Liens except for Permitted Exceptions. The commitment shall be marked prior to or at the Closing by a representative of the issuer so as to satisfy all requirements as to the issuance of a policy pursuant thereto, advance the effective date to the date of filing of the Deed in the Brunswick County Registry and result in a binding obligation on the part of the title insurance company to issue a final policy pursuant thereto.

      8.12 Employment Related Payments. Seller shall have paid or accrued all wages, commissions, salaries, holiday and vacation pay, bonuses and past service claims of the employees of Seller then or previously due and payable and shall have made all proper deductions, remittances and contributions for employees' wages, commissions and salaries required under all contracts and statutes (including without limitations, health, hospital and medical insurance, group life insurance, workers' compensation, unemployment insurance, income tax, FICA taxes and the like) and wherever required by such contracts and/or statutes, all proper deductions and contributions from its own funds for such purposes. Purchaser assumes no liability for any amounts of the foregoing attributable to periods ending on or prior to the Closing which have been paid or should have been paid to or for the benefit of, or withheld from, any employee or salesman of Seller.

      8.13 Execution and Delivery Requirements. Seller shall have satisfied its execution and delivery requirements for the Closing as set forth in Section 3.4 hereof.

                            ARTICLE IX

                          INDEMNIFICATION

      9.1 Indemnification of Purchaser. Seller and each of the Shareholders, jointly and severally, hereby indemnifies and holds Purchaser harmless from and against any and all Losses (as defined in Section 9.3) by reason of, or arising out of, any of the following:

           (a) any breach of any representation or warranty made by Seller in this Agreement or in any Related Agreement or Other Document;

           (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement or in any Related Agreement or Other Document;

           (c) the failure of Seller to pay when due or otherwise to perform any of its obligations or liabilities incurred on or prior to the Closing Date, other than those obligations and liabilities expressly assumed by Purchaser pursuant to this Agreement;

           (d) any liability or obligation for breach of contract, breach of warranty, or products liability or similar claim arising from products or services sold by Seller prior to the Closing;

           (e) any employment dispute, claims and/or charges related to Seller's acts, omissions or misconduct prior to the Closing, including, without limitation, claims, charges or actions filed by current or former employees of Seller or applicants for employment with Seller;

           (f) any actual or threatened claim, suit, action or proceeding arising out of or resulting from Seller's operation of the Business prior to the Closing; and

           (g) any environmental contamination or pollution (including any release or threatened release of hazardous substances, petroleum products or wastes) on the Real Property, or any improvements thereon, which occurred after October 1, 1990 and prior to the Closing; or any contamination or pollution of any other property resulting from the operation of the Business prior to the Closing; or any remediation, containment or cleanup of the Real Property or such other property required by applicable governmental authorities or otherwise necessary to protect Purchaser from liability related to such contamination or pollution; or any violations of the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act and any other environmental laws or regulations (i) with respect to the Real Property occurring after October 1, 1990 and prior to the Closing, (ii) committed by Seller or any of its predecessors in interest after October 1, 1990, or (iii) otherwise arising out of the operation of the Business of Seller prior to the Closing.

      The aggregate liability of Seller and the Shareholders to Purchaser pursuant to this Section 9.1 shall be limited to $75,000, including the amount delivered to the Escrow Agent pursuant to Section 3.4.

      9.2 Indemnification of Seller. Purchaser hereby indemnifies and holds Seller harmless from and against any and all Losses incurred by Seller by reason of, or arising out of, any of the following:

           (a) any breach of any representation or warranty made by Purchaser pursuant to this Agreement;

           (b) any failure of Purchaser to perform any of its covenants or agreements set forth in the Agreement or in any Related Agreement or Other Document; or

           (c) any litigation, proceeding or claim by any third party, insofar as any of the foregoing arises out of the business conducted by Purchaser after the Closing or Purchaser's ownership, operation or use of the Purchased Assets following the Closing;

      provided, however, that Purchaser does not indemnify Seller for any Losses arising from Seller's own misconduct or negligence or the conduct of the Business prior to the Closing.

      9.3 Losses. References herein to "Loss" or "Losses" shall mean (i) any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for reasonable attorneys' fees and related expenses incurred by the party incurring the Loss or Losses and (ii) the cost of remediation, cleanup, containment and disposal with respect to matters addressed in Section 9.1(g).

      9.4 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller, the Shareholders and Purchaser set forth in this Agreement shall survive the Closing and shall remain in full force and effect at all times following the Closing, except that (i) the representations and warranties set forth in Sections 4.4, 4.5, 4.7 through 4.18, 4.20(b), 4.20(d), 4.21 through 4.24, 5.4 and 5.5 shall only survive for a period of one (1) year following the Closing, and (ii) the representations and warranties set forth in Section 4.19 shall only survive until the expiration of the applicable statutes of limitations.

                             ARTICLE X

                ADDITIONAL COVENANTS AND AGREEMENTS

      10.1 Bulk Sales Compliance. The parties hereto agree to waive compliance with the provisions of any applicable bulk transfer laws as they may be applicable to the transactions provided for in this Agreement. Seller expressly agrees to pay and discharge, promptly and diligently, when due, or to contest or litigate, all claims of creditors which could be asserted against Purchaser or the Purchased Assets by reason of such noncompliance, and to indemnify Purchaser for any failure to do so.

      10.2 Warranties. At the Closing, Seller shall be deemed to have assigned to Purchaser all of its right, title and interest in and to such warranties (express and implied) that continue in effect with respect to the Purchased Assets and to have nominated Purchaser as its true and lawful attorney to enforce such warranties, and Seller shall execute and deliver such specific assignments of such warranty rights as Purchaser may reasonably request from time to time.

      10.3 Further Assurances. Following the Closing, Seller shall for no further consideration perform all such other action and execution, acknowledge and deliver and cause to be executed, acknowledged and delivered such assignments, transfers, consents and other documents as Purchaser may reasonably request to vest in Purchaser and protect Purchaser's rights, title and interest in and enjoyment of the Purchased Assets and the Business.

      10.4 Access;  Mail.  From time to time  following  the  Closing,  upon the reasonable request of Purchaser, Seller shall afford Purchaser and its authorized representatives access to Seller's records, general ledgers and tax returns to the extent reasonably necessary for Purchaser's business, tax, accounting or legal purposes, and shall permit Purchaser to make copies thereof at

Purchaser's sole expense. Following the Closing, Purchaser will have the right to receive all mail addressed to Seller and related to the Business; provided, however, that Purchaser will promptly forward to Seller any mail sent to Purchaser which appears to relate to assets other than the Purchased Assets or to agreements other than the Assumed Agreements.

      10.5 Employees. Seller acknowledges that Purchaser is under no obligation to offer employment to any of Seller's employees. Seller shall terminate, however, the employment of all its employees who have been offered employment with Purchaser and shall encourage such employees to accept such offer. Seller agrees to make available to Purchaser on and after the Closing Date any and all records with respect to such employees as Purchaser shall reasonably request.

      10.6 Employee Benefit Plans. Seller shall remain fully responsible for all payments and other funding of, and all liability under all employee benefit plans and programs maintained by Seller, including but not limited to pension, retirement, profit sharing, deferred compensation, stock option, stock ownership, severance, vacation, bonus or other incentive plans, all other written or oral employee programs, arrangements or agreements, all medical, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by or contributed to by Seller or any affiliate thereof for the benefit of Seller's employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (the "Employee Benefit Plans"), and Seller shall administer the Employee Benefit Plans in accordance with the terms thereof and ERISA.

      10.7 Name. At all times from and after the Closing, neither Seller nor any of the Shareholders shall use or license the use of the names "St. James" or "St. James Plantation" or derivations thereof in the operation of a golf course, country club, real estate development or any related or similar business located in North Carolina, South Carolina or Virginia. Within thirty (30) days after the Closing, Seller shall change its name to a name that does not include "St. James" or "St. James Plantation."

      10.8 Receipt of Accounts Receivable and Other Amounts. As a courtesy to Seller, Purchaser agrees to receive on behalf of Seller and remit monthly to Seller payments on all accounts receivable of Seller existing and 90 or more days old as of the Closing Date; provided, however, that Purchaser shall be under no obligation to use affirmative efforts to collect any account receivable of Seller and shall have no liability to Seller for failure to do so. In the event that Seller or either Shareholder shall receive any payment with respect to the Accounts Receivable or any other Purchased Assets after the Closing, Seller shall immediately pay all such amounts to Purchaser.

                            ARTICLE XI

                           MISCELLANEOUS

      11.1 Expenses. Except as specifically provided in this Agreement, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection therewith.

      11.2 Assignment; Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      11.3 Notices. All notices, demands and other communications that are required or permitted to be given hereunder or with respect hereto shall be in writing, shall be given either by (i) personal delivery, (ii) nationally recognized overnight courier, or (iii) telecopy, and shall be deemed to have been given or made when personally delivered, when deposited with charges prepaid with the nationally recognized overnight courier, or when transmitted by telecopy machine, addressed to the respective parties as follows:

           If to Seller or either Shareholder:

                The Gauntlet at St. James, Inc.
                c/o Brassie Golf Corporation
                One Tampa City Center, Suite 2550
                Tampa, Florida  33602
                Attention: Stephen Tucker, CFO
                Telecopy: 813-221-4210

           with a copy (which shall not constitute notice) to:

                Alston & Bird LLP
                One Atlantic Center
                1201 West Peachtree Street
                Atlanta, Georgia  30309-3424
                Attention: William R. Klapp, Jr., Esq.
                Telecopy: 404-881-4777

           If to Purchaser:

                The Gauntlet at St. James Plantation, LLC
                4006 St. James Drive SE
                Southport, North Carolina  28461
                Attention: John A. Atkinson, President
                Telecopy:   (910) 253-7602
           with a copy (which shall not constitute notice) to:

                Schell Bray Aycock Abel & Livingston P.L.L.C.
                230 North Elm Street, Suite 1500
                Greensboro, North Carolina  27401
                Attention: John A. McLendon, Jr., Esq.
                Telecopy:  (910) 370-8830

Any  party  may  by  notice   change  the  address  to  which  notice  or  other
communications to it are to be delivered or mailed.

      11.4 Captions. The captions of Articles and sections of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      11.5 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of North Carolina.

      11.6 Amendments, Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver of any condition or the breach of any provision, term, covenant, representation or warranty hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement, and shall not impair the rights of the party granting such waiver in any other respect or at any other time. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof.

      11.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all prior agreements and understandings, both written and oral, among them relating to the subject matter hereof.

      11.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      11.9 Purchaser's Inspection; Adequacy of Disclosure. No inspection or investigation by Purchaser of any matter relating to the Purchased Assets or the Business shall be deemed a waiver by Purchaser of any representation, warranty or covenant of Seller hereunder. Any item disclosed in any Schedule hereto in connection with a representation, warranty or covenant of Seller shall be deemed disclosed only in connection with the specific representation, warranty or covenant to which the item is explicitly referenced.

      11.10Meaning of Knowledge. Any reference in this Agreement or in any Related Agreement or Other Document to Seller's "knowledge" shall mean and include all matters which Seller, either Shareholder, any general partner of Canadian PT, or any of their respective officers, directors or employees actually know. In making each representation or warranty set forth in this Agreement and in any Related Agreement or Other Documents which is qualified by any such expression as to the knowledge of Seller, Seller, Brassie and Canadian PT hereby represent and warrant that they have duly and diligently inquired of all relevant officers, directors, employees and general partners as to the accuracy and completeness of such representation or warranty.

      11.11   Counterparts.   This   Agreement   may  be   executed  in  several
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

      11.12 Waiver and Agreement by HEW. With respect to the transactions provided for in this Agreement, HEW hereby waives its option to purchase and its right to receive a 5% commission as provided for in the 1990 Contract. HEW agrees that any fees due to Seller pursuant to the 1990 Contract relating to residential lot sales prior to the Closing Date will be paid in accordance with the 1990 Contract and HEW warrants that such lot closings prior to the Closing Date will be scheduled in the normal course of business and that HEW will not intentionally defer such residential lot closings until after the Closing Date.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                     [SIGNATURES ON NEXT PAGE]

PURCHASER:                THE GAUNTLET AT ST. JAMES PLANTATION, LLC


                          By:
                               John A. Atkinson, Manager


SELLER:                   THE GAUNTLET AT ST. JAMES, INC.


(Corporate Seal)          By:
                          Name:
                          Title:


SHAREHOLDERS:             BRASSIE GOLF CORPORATION


(Corporate Seal)          By:
                          Name:
                          Title:


                          CANADIAN PT LIMITED PARTNERSHIP
                          By: North Carolinian PT, Inc., its General Partner


                               By:
                               Name:
                               Title:



FOR PURPOSES OF SECTION 11.12 ONLY: HOMER E. WRIGHT, JR., INC.


(Corporate Seal)               By:
                                    John A. Atkinson, President

                         List of Schedules

                1.11      Form of Closing Report
                1.28      Real Property
                3.6       Allocation of Purchase Price
                4.4(a)    Accounts Receivable
                4.4(b)    Prepaid Expenses
                4.4(c)    Accounts Payable
                4.4(d)    Prepaid Membership Dues
                4.4(e)    Prepaid Customer Accounts
                4.7       Inventory
                4.8       Equipment
                4.9       Intangible Assets
                4.10(Purchaser Orders
                4.10(Contracts, Leases and Other Agreements
                4.11      Customers and Suppliers
                4.12      Members
                4.13      Licenses and Permits
                4.18      Employees
                4.21      Environmental Disclosures



                         List of Exhibits


                1         Form of Deed
                2         Form of Bill of Sale
                3         Form of Assignment and Assumption Agreement
                4         Form of Escrow Agreement

                              Schedule 1.11
                                   to
                        ASSET PURCHASE AGREEMENT

                         Form of Closing Report

Add:
      Cash                $    800

      Accounts Receivable $    87,967

      Inventory           $    120,195

      Prepaid Expenses    $    18,957

           Subtotal                       $    227,919
Subtract:

      Accounts Payable    $    108,267

      Prepaid Membership D$    37,001

      Prepaid Customer Acc$    5,755

           Subtotal                       $    151,023

           Purchase Price Adjustment      $     76,896

      This Closing Report is delivered to The Gauntlet at St. James Plantation, LLC ("Purchaser") pursuant to Section 3.2 of the Asset Purchase Agreement dated November _____, 1997 among Purchaser, The Gauntlet at St. James, Inc. ("Seller") and the other parties thereto. The undersigned officer of Seller hereby certifies that the amounts set forth above are true and accurate as of the date hereof, and that the schedules attached hereto are accurate and complete listings of each account, item (or categories of items, where appropriate) included in the respective adjustment amounts set forth above.

      This the _____ day of November, 1997.

                          The Gauntlet at St. James, Inc.

                          Name: ________________________
                          Title:   ________________________

Purchaser acknowledges and hereby agrees to the foregoing purchase price adjustments.

                          The Gauntlet at St. James Plantation, LLC

                          Name:  ________________________
                          Title: __________________________

                           Schedule 4.21
                                to
                     ASSET PURCHASE AGREEMENT

                     Environmental Disclosure


NONE

                          Schedule 4.10b
                                to





                     ASSET PURCHASE AGREEMENT


Contracts, Leases, and Other Agreements to Be Assigned to Purchaser

Vendor               Description of Property   Begin DateTerm

NationsBank Leasing  75 Electric Club Car golf 11/13/95  48 months

Textron Financial    Jacobsen LF-128 Fairway Mo11/04/96  48 months
                     Jacobsen PGM Mower
                     Jacobsen Greens King IV

Pitney Bowes         Postage meter             12/10/96  51 months

Executive Leasing    Copy machine              6/20/96   60 months

Ecolab          Jackson EE 2000 Dishwasher               12 months